Exhibit 10.1

[Gap Inc. letterhead]

November 10, 2016

Teri List-Stoll

Dear Teri:

It is our pleasure to offer you a position at Gap Inc. We’re a company driven by passion, innovation and a focus on quality-the same characteristics we look for in our employees. You reflect these values and we feel confident you will find rewarding opportunities with us.

This letter sets forth our offer to you to join Gap Inc. (the “Company” or “Gap Inc.”) as Corporate Executive Vice President and Chief Financial Officer. In this position you will report to Art Peck, Chief Executive Officer.

Salary. Your annual salary will be $875,000, payable every two weeks. You are scheduled to receive a compensation review in March 2018, based on your time in the position.

Initial Bonus. You will receive a bonus of $400,000 within the first thirty days of your employment. This will be processed as supplemental income and is subject to supplemental taxes. In the event you voluntarily terminate your employment or your employment is terminated For Cause (as defined below), you will be required to repay within ninety (90) days of your last day of employment 100% of this bonus if the termination occurs before your first employment anniversary, and 50% of this bonus if termination occurs between your first and second employment anniversary.

Annual Bonus. Under the current program, you will be eligible for an annual bonus based on Gap Inc. and/or Division financial objectives (weighted at 75%) and individual performance (weighted at 25%). Your annual target bonus will be 100% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 200%. Bonus payments will be prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. You will not be eligible for fiscal year 2016. You will be eligible for a bonus for fiscal year 2017 under the same terms as similarly situated executive officers. Bonuses for fiscal year 2017 are scheduled for payment in March 2018 and you must be employed by Gap Inc. on the payment date. Gap Inc. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Bonus Guarantee. For fiscal year 2017 only, your annual bonus, payable in March 2018, is guaranteed to be at least the target amount, provided you are employed by Gap Inc. on the payment date.

Long-Term Incentive Awards. Your offer includes long-term incentive award(s), which give you the opportunity to share in Gap Inc.’s success over time.

Stock Options. The Compensation and Management Development Committee of the Board of Directors (“the Committee”) has approved a grant of stock options to you to purchase 200,000 shares of Gap Inc. common stock on your first day of employment (the “date of grant”), subject to the provisions of Gap Inc.’s stock plan. The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Teri List-Stoll
November 10, 2016

Option to purchase 50,000 shares vesting one year from date of grant.
Option to purchase 50,000 shares vesting two years from date of grant.
Option to purchase 50,000 shares vesting three years from date of grant.
Option to purchase 50,000 shares vesting four years from date of grant.

Stock Awards. The Committee has approved a grant of stock awards to you covering 100,000 shares of Gap Inc. stock effective on the date of grant, subject to the provisions of Gap Inc.’s stock plan. Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon vesting.

Stock Award of 25,000 shares vesting one year from date of grant.
Stock Award of 25,000 shares vesting two years from date of grant.
Stock Award of 25,000 shares vesting three years from date of grant.
Stock Award of 25,000 shares vesting four years from date of grant.

Long-Term Growth Program. Based on your position, you will be eligible to participate in the Long-Term Growth Program that rewards achievement of Gap Inc. and/or Division financial objectives over a three year period. You are eligible to participate in the program for the fiscal 2017-2019 performance cycle. Under the current program, your target opportunity to earn performance shares is 180% of your base salary. Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting. The number of earned performance shares, if any, will be determined no later than March 2020. Payout is subject to certification by the Committee and the provisions of Gap Inc.’s stock plan. Earned shares will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates. Gap Inc. has the right to modify the program at any time. Committee discretion can be used to modify the final share amount. Shares are subject to income tax withholding upon vesting.

You may be eligible for future Long-Term Incentive Awards as a participant in the annual compensation review process.

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program immediately. A financial counselor from Ayco will contact you shortly after your employment begins to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for paid time off on an "as needed” basis for vacation, illness or personal business, subject to business needs; there is no accrual for paid time off. In addition there are seven company-paid holidays. Gap Inc. reserves the right to change its benefit programs at any time.

Relocation. Gap Inc. will provide you with relocation benefits in accordance with the Gap Inc. North America Relocation Vice-President and Above Homeowner’s Policy (“Policy”). We will also provide a Summary of Relocation Benefits (“Summary”), which is an overview of key aspects of the Policy, including exceptions. In the event of any conflict between the Summary and the Policy, other than the exceptions noted in the Summary, the Policy shall prevail. As part of the provision of this relocation

Teri List-Stoll
November 10, 2016

package, it is expected that you will remain employed with the Company for a period of at least 24 months from the initiation date of your relocation. To acknowledge your understanding and acceptance, you will need to sign and return a Payback Agreement. Please note that the relocation process cannot be started until a signed copy of the Payback Agreement has been received.

A Relocation Counselor from Gap’s Global Relocation Services Provider will contact you shortly after your relocation is initiated. In the meantime, should you have any questions with regard to your relocation or require further information, please contact David Abrams, Manager, Global Mobility at 415-427-6397.

Indemnification. As an officer, Gap Inc. provides you certain indemnification and insurance as more fully described in Article V. of the Gap Inc. By-laws.

Termination/Severance. In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) prior to February 13, 2018, the Company will provide you the following after your "separation from service" within the meaning of Section 409A of the Internal Revenue Code (the "Separation from Service”), provided you sign a general release of claims in the form requested by the Company and it becomes effective within 45 calendar days after such Separation from Service (such 45th day, the “Release Deadline”):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”).  Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees).  Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor. Each payment will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment may be taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your Separation from Service.  The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.  Reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the reimbursement is incurred but not later than the end of the second calendar year following the calendar year of your Separation from Service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for the individual component. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

Teri List-Stoll
November 10, 2016

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) and performance shares that remain subject only to time vesting conditions (excluding any performance shares that remain subject to performance-based vesting conditions) scheduled to vest prior to April 1 following the fiscal year of termination. Shares of the Company stock in settlement of any vested RSUs and/or performance shares under this section will be delivered on the applicable regularly scheduled vesting dates subject to the terms and conditions of the applicable award agreement including, without limitation, the Internal Revenue Code Section 409A six-month delay language thereunder to the extent necessary to avoid taxation under Section 409A of the Internal Revenue Code.

The payments in (1), (3), (4) and (5) above are, and the payment described in (2) above may be, taxable income to you and are subject to tax withholding.  If the aggregate amount that would be payable to you under paragraphs (1), (2), (3) and (4) above through the date which is six months after your Separation from Service (excluding amounts exempt from Section 409A of the Internal Revenue Code under the short-term deferral rule thereunder or Treas. Reg. Section 1.409A-1(b)(9)(v))  exceeds the limit under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A) and you are a “specified employee” under Treas. Reg. Section 1.409A-1(i) on the date of your Separation from Service, then the excess will be paid to you no earlier than the date which is six months after the date of such separation (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). This delay will only be imposed to the extent required to avoid the tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Internal Revenue Code.  Any delayed payment instead will be made on the first business day following the expiration of the six month period, as applicable (or such earlier time permitted under Section 409A(a)(2)(B)(i) of the Internal Revenue Code). Payments that are not delayed will be paid in accordance with their terms determined without regard to such delay.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons:  (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct; where applicable, the Company shall provide reasonable notice of any breach and opportunity to remediate.

At any time, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment.  If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

After February 13, 2018, you will be eligible for severance, if any, as approved by the Committee under the same terms as similarly situated executive officers.

Recoupment Policy. As a Corporate Executive Vice President, the Company’s recoupment policy will apply to you. Under the current policy, subject to the discretion and approval of the Board, Gap Inc. will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Gap Inc.’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, Gap Inc. will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Start Date and Orientation. Your first day with Gap Inc. will be January 17, 2017.  On this day you will attend New Employee Orientation from 9:00 a.m. to 5:00 p.m. at our San Francisco campus. During Orientation, you will be introduced to our company’s culture, history and learn what makes us unique.

Teri List-Stoll
November 10, 2016

You will be greeted by a Gap Inc. orientation representative, in the 2 Folsom Lobby in San Francisco, for registration at 9:00 a.m. Please bring your completed New Hire Forms Booklet, identification and proof of authorization to work in the U.S.  A complete list of appropriate documentation is enclosed in your New Employee Orientation materials. The list includes items such as a driver’s license and Social Security card, or a U.S. passport.  Please review the list carefully. If you have questions about documentation, contact Employee Services at 1-866-411-2772 x20600.

No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations of this position. You further represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. As a Corporate Executive Vice President, you are subject to Stock Ownership Requirements for Gap Inc. Executives which can be found on Gapinc.com.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.'s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities and Exchange Act of 1934, as amended. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions, you should contact Gap Inc. Global Equity Administration, at (415) 427-2802.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, you will acquire “Confidential Information” of Gap Inc., which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s Global General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Notwithstanding this agreement, nothing in this letter prevents you from reporting, in confidence, potential violations of law to relevant governmental authorities or courts.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on

Teri List-Stoll
November 10, 2016

behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is through a written agreement with Gap Inc., signed by an authorized officer of Gap Inc. In the event that there is any dispute over the terms, enforcement or obligations in this letter, the prevailing party shall be entitled to recover from the other party reasonable attorney fees and costs incurred to enforce any agreements.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer. We must receive your signed letter before or on your first day of employment.

Teri, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/s/ Art Peck
Art Peck
Chief Executive Officer, Gap Inc.

Confirmed this 10th day of November, 2016

/s/ Teri List-Stoll
Teri List-Stoll